Exhibit 1.05
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Investor Relations Monish Bahl CDC Corporation 678-259-8510 Mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com
CDC Corporation Announces Additional Purchase of Convertible Notes
HONG KONG, ATLANTA, December 7, 2009 — CDC Corporation (NASDAQ: CHINA), a leading global enterprise software, IT services and new media company, announced today that an affiliate of the company has purchased an additional $1.0 million in face value of its 3.75 Percent Senior Exchangeable Convertible Notes Due 2011 (Notes) from a non-affiliated noteholder.
To date, the company has come to terms with all 11 original purchasers of its Notes for the repurchase, at average prices below par and with no dilutive impact on shareholders, of an aggregate of $126.775 million in principal amount of Notes. An affiliate of the company currently holds $124.775 million of such repurchased Notes, or approximately 75.2 percent of the $166.0 million in Notes currently outstanding. The remaining $41.2 million of face value of Notes outstanding is held by non-affiliates of the company.
“We are very pleased to have reached an agreement to repurchase notes from an original purchaser and holder of our Notes,” said Peter Yip, CEO of CDC Corporation. “We have now reached amicable agreements with all 11 of our original purchasers for all or part of their respective holdings. We hope to continue to work with our final original purchaser that still holds a remaining position to reach a resolution to our disagreement.”
About CDC Software
CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. CDC Software provides customers with maximum flexibility in their solutions through multiple deployment options which best fit their business needs. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions such as on-premise, cloud-based or hybrid (blending of the two options) deployment offerings. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Activplant (enterprise manufacturing intelligence), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC X-alert (real-time supply chain event management), CDC Power (discrete ERP), CDC eCommerce, CDC NFP/NGO, CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.
These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, financial services, health care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.
About CDC Corporation
The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding our beliefs and expectations relating to our recent amendments to CDC Corporation’s 3.75% Senior Exchangeable Convertible Notes, or Notes, and the effects thereof, our beliefs regarding the invalidity of certain purported holder redemption put notices, our beliefs regarding any potential future success in our negotiations with any remaining noteholders, our expectations of continued discussions or any agreement any of our Note holders to buy their Notes, the impact of the Notes and the valuation thereof on our financial statements and other potential Note modifications or other options, our beliefs regarding our continued success or progress in our negotiations with Note holders and maintaining or establishing relationships with our Note holders, our beliefs regarding our future financial condition and prospects, our beliefs regarding the fairness of any purchase or other transaction, our intent to continue to explore alternatives and amicable settlements with respect to the Notes, statements regarding the measurement of fair value of the Notes in the fourth quarter of 2008 and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including risks associated with our convertible debt, including the potential outcome of disagreements with our noteholders, the risks associated with our recent amendment of the Notes and the validity of the holder redemption put provisions of the Note and notices we have received, and the risks regarding potential amounts we may be required to pay under the Notes, including amounts which could be in excess of the face value of these Notes. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2008 on Form 20-F filed on June 30, 2009. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.